                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            PMA CAPITAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            PMA CAPITAL CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                      [LOGO OF PMA CAPITAL APPEARS HERE]

                        1735 Market Street, Suite 2800
                          Philadelphia, PA 19103-7590
                             ---------------------
                 Notice of 1999 Annual Meeting of Shareholders
                           To Be Held April 26, 1999
                             ---------------------

Dear PMA Capital Shareholder:

  On Monday, April 26, 1999, PMA Capital Corporation will hold its Annual Meeting of Shareholders at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422-2328. The Annual Meeting will begin at 9 a.m.

  We are holding the Annual Meeting:

  1. To elect five directors to serve until 2002 and until their successors are elected;

  2.  To vote upon a proposal to approve the 1999 Equity Incentive Plan; and

  3. To transact any other business properly presented at the meeting and any adjournments.

  The Board recommends that you vote FOR items 1 and 2.

  Only shareholders of record at the close of business on March 22, 1999 are entitled to vote at the Meeting and any adjournments. A copy of our 1998 Annual Report to shareholders accompanies this notice.

                                          By Order of the Board of Directors,

                                          Frederick W. Anton III
March 26, 1999                            Chairman of the Board

--------------------------------------------------------------------------------

  You are cordially invited to attend the meeting. Whether or not you plan to attend in person, please mark, date, sign and mail the enclosed proxy. A return envelope requiring no postage is enclosed for your convenience.
--------------------------------------------------------------------------------

                            PMA CAPITAL CORPORATION
                         1735 Market Street, Suite 2800
                          Philadelphia, PA 19103-7590

                               ----------------

                                Proxy Statement

                               ----------------

                              GENERAL INFORMATION

  You are being sent this Proxy Statement and the enclosed proxy in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments. The approximate date of mailing of this Proxy Statement and the enclosed proxy is March 26, 1999. Effective December 7, 1998, the Company changed its name from Pennsylvania Manufacturers Corporation to PMA Capital Corporation.

  You are being asked to vote on these items:

  (1) The election of nominees for directors; and

  (2) The approval of the Company's 1999 Equity Incentive Plan.

  You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person; by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before it is voted by giving the Company's Secretary written notice of your revocation or by submitting a later-dated proxy. If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR each item described in this Proxy Statement.

  The Company will pay the cost of soliciting proxies. This solicitation will be made by mail and may also be made on behalf of the Company by the Company's officers, directors and employees in person or by telephone or telegram. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for sending proxies and proxy materials to beneficial owners.

  Only holders of Common Stock and Class A Common Stock of record as of the close of business on March 22, 1999 will be entitled to vote at the Annual Meeting. As of the close of business on March 22, 1999, the Company had 13,300,272 outstanding shares of Common Stock and 9,855,991 shares of Class A Common Stock. Each holder of Common Stock is entitled to cast ten votes for each share of Common Stock held, and each holder of Class A Common Stock is entitled to cast one vote for each share of Class A Common Stock held. Therefore, a total of 142,858,711 votes will be entitled to be cast at the Annual Meeting.

  The holders of Common Stock and Class A Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. The holders of Common Stock and Class A Common Stock will vote together without regard to class on all matters presented at the Annual Meeting. You may be present in person or by proxy. If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered present at the Annual Meeting, and therefore, part of the quorum. Broker non-votes will also be counted as part of the quorum.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Beneficial Owners of Common Stock

  The following table shows, as of December 31, 1998, those shareholders (other than officers and directors of the Company) known to the Company to beneficially own more than 5% of the outstanding Common Stock or Class A Common Stock, and the percentage of the total number of votes that these persons are entitled to cast on matters submitted to the shareholders of the Company. The share holdings of officers and directors, including those who beneficially own more than 5% of the Common Stock or Class A Common Stock, are shown in the table on page 3.

                                           Percent  Class A   Percent Percent of
                                  Common     of      Common     of      Total
Name and Address                   Stock    Class  Stock(1)    Class   Votes(2)
----------------                 --------- ------- ---------- ------- ----------
PMA Foundation.................  4,561,225  33.7%  5,473,450   38.0%     32.1%
 1735 Market Street, Suite 2800
 Philadelphia, PA 19103-7590

Royce & Associates, Inc.(3)....         --    --   1,123,161   11.4%      0.8%
 1414 Avenue of the Americas
 New York, NY 10019

--------
(1) This column reflects the shares of Class A Common Stock issuable upon conversion of the shares of Common Stock, each of which is convertible into one share of Class A Common Stock.
(2) This column sets forth the percentage of votes entitled to be cast by such persons on matters submitted to shareholders for a vote on the basis of ten votes per share of Common Stock and one vote per share of Class A Common Stock. The calculation does not reflect any conversions of current holdings of Common Stock into Class A Common Stock.
(3) This information was provided by Royce & Associates, Inc.

Beneficial Ownership by Directors and Executive Officers

  The following shows, as of February 28, 1999, (i) the shares and percentage of the Company's Common Stock and Class A Common Stock beneficially owned by
(a) each director and each nominee for director, (b) each executive officer named in the Summary Compensation Table and (c) all executive officers and directors of the Company as a group, and (ii) the respective percentage of the total number of votes that the persons and group will be entitled to cast on matters submitted to the shareholders of the Company:

                                                                                    Class A
Name of Individual                             Common Stock        Percent        Common Stock       Percent        Percent of
or Identity of                                 Beneficially          of           Beneficially         of             Total
Group(1)                                          Owned             Class          Owned(5)           Class          Votes(6)
------------------                             ------------        -------        ------------       -------        ----------
Frederick W. Anton III(2)(3)..............          145,603            1.1%            568,792(7)        5.5%              1.1%
Paul I. Detwiler, Jr.(2)..................           72,750(8)           *              83,175(8)          *                 *
Joseph H. Foster (2)......................               --              *              17,025             *                 *
Anne S. Genter (2)........................              500              *               2,700             *                 *
James F. Malone III(2)(3).................          845,800            6.3%          1,244,000          11.6%              6.1%
A. John May(2)(3).........................          257,200(9)         1.9%            317,286(9)        3.1%              1.8%
Louis N. McCarter III(2)..................               --              *              28,575(10)         *                 *
John W. Miller, Jr., M.D.(2)(3)...........          109,950              *             604,500           6.0%              1.1%
Edward H. Owlett(2).......................          738,160(11)        5.5%            946,900(11)       8.9%              5.2%
Louis I. Pollock(2).......................          308,125(12)        2.3%            367,350(12)       3.6%              2.2%
Roderic H. Ross(2)........................            3,500              *               6,050             *                 *
L. J. Rowell, Jr.(2)......................                1              *               1,001             *                 *
John W. Smithson(2)(3)....................          193,900(13)        1.4%            643,773(13)       6.2%              1.4%
Stephen G. Tirney.........................          106,375              *             285,029(14)       2.8%                *
Vincent T. Donnelly.......................            1,125              *             120,727(15)       1.2%                *
Ronald S. Austin..........................               --              *              37,995(16)         *                 *
All executive officers and directors
as a group (17 persons)...................        2,782,989(4)(17)    20.6%          5,373,790(4)(17)   39.3%             20.3%

--------
*  Less than 1%.
(1) The mailing address of the directors and executive officers owning more than 5% of a class of the Company's equity securities is: c/o the Company's Secretary, PMA Capital Corporation, 1735 Market Street, Suite 2800, Philadelphia, PA 19103-7590.
(2) As of February 28, 1999, PMA Foundation (the "Foundation") owned 4,561,225 shares of Common Stock and 912,225 shares of Class A Common Stock, which entitles the Foundation to cast approximately 32.1% of the total number of votes that will be entitled to be cast on matters submitted to the shareholders of the Company. Other information regarding the Foundation's stockholdings are set forth in the table on page 2. The Board of Trustees of the Foundation has sole voting power and investment power with respect to the shares of Common Stock and Class A Common Stock of the Company held by the Foundation. These individuals are members of the Board of Trustees of the Foundation and disclaim beneficial ownership of the Foundation's shares, which are excluded from the above table.
(3) As of February 28, 1999, Pennsylvania Manufacturers' Association, Northeast Branch ("NE Branch") owned 70,500 shares of Common Stock and 14,100 shares of Class A Common Stock, representing less than 1% of each class of stock and the votes entitled to be cast. The Board of Trustees of NE Branch has sole voting power and investment power with respect to the shares held by the NE Branch. These individuals are members of the Board of Trustees of NE Branch and disclaim beneficial ownership of NE Branch's shares, which are excluded from the above table.
(4) As of February 28, 1999, the PMA Capital Corporation Pension Plan (the "Pension Plan") held 249,000 shares of Common Stock, or 1.8% of the Common Stock and 1.7% of the votes entitled to be cast, which are excluded from the above table. These shares are voted in accordance with instructions from a committee consisting of members of the Company's management, who disclaim beneficial ownership of the shares.
(5) This column reflects the shares of Class A Common Stock issuable upon conversion of the shares of Common Stock, each of which is currently convertible into one share of Class A Common Stock.
(6) This column sets forth the percentage of votes entitled to be cast by such persons on matters submitted to shareholders for a vote on the basis of ten votes per share of Common Stock and one vote per share of Class A Common Stock. The calculation does not reflect any conversions of shares of Common Stock into Class A Common Stock. The calculation of these percentages also does not include shares of Class A Common Stock issuable upon currently exercisable stock options held by such persons under the Company's equity incentive plans.
(7) Includes options to purchase 280,366 shares of Class A Common Stock that are currently exercisable or will become exercisable within the next 60 days under the Company's equity incentive plans.
(8) Includes 1,000 shares of Class A Common Stock owned jointly by Mr. Detwiler and his wife and 9,375 shares of Common Stock and 2,500 shares of Class A Common Stock owned by one of Mr. Detwiler's children who resides in his household.
(9) Includes 11,250 shares of Common Stock and 2,650 shares of Class A Common Stock owned jointly by Mr. May and his wife; and 17,250 shares of Class A Common Stock held by a partnership of which Mr. May is a general partner.
(10) These shares are owned jointly by Mr. McCarter and his wife.
(11) Includes: (i) 392,200 shares of Common Stock and 9,500 shares of Class A Common Stock held in certain Owlett family trusts, of which Mr. Owlett shares voting and dispositive power with Citizens & Northern Bank with respect to 47,500 of such shares of Common Stock and 9,500 of such shares of Class A Common Stock; and (ii) 20,660 shares of Common Stock and 7,840 shares of Class A Common Stock held by Mr. Owlett's wife. Mr. Owlett disclaims beneficial ownership of the shares held by his wife. Also includes 102,250 shares of Common Stock and 77,150 shares of Class A Common Stock held in certain trusts for which Mr. Owlett serves as trustee. Mr. Owlett disclaims beneficial ownership of the shares held in these trusts.
(12) Includes 100 shares of Class A Common Stock owned jointly by Mr. Pollock and his wife; 143,750 shares of Common Stock and 27,500 shares of Class A Common Stock held in a trust for which Mr. Pollock serves as trustee; and 164,375 shares of Common Stock and 31,625 shares of Class A Common Stock held in a trust for which Mr. Pollock's wife serves as trustee.
(13) Includes 55,000 shares of Common Stock held by Mr. Smithson's wife; an aggregate of 2,200 shares of Common Stock held by Mr. Smithson's children who reside in his household; and options to purchase 362,436 shares of Class A Common Stock that are currently exercisable or will become exercisable within the next 60 days under the Company's equity incentive plans.
(14) Includes 500 shares of Class A Common Stock held by Mr. Tirney's wife and an aggregate of 2,500 shares held by Mr. Tirney's children who reside in his household, and options to purchase 144,779 shares of Class A Common Stock that are currently exercisable or will become exercisable within the next 60 days under the Company's equity incentive plans.
(15) Includes options to purchase 108,279 shares of Class A Common Stock that are currently exercisable or will become exercisable within the next 60 days under the Company's equity incentive plans.
(16) Includes options to purchase 17,868 shares of Class A Common Stock that are currently exercisable or will become exercisable within the next 60 days under the Company's equity incentive plans.
(17) Includes options to purchase 979,822 shares of Class A Common Stock that are currently exercisable or will become exercisable within the next 60 days under the Company's equity incentive plans.

                         ITEM 1. ELECTION OF DIRECTORS

  The Company's Board of Directors consists of 13 members. Each director is elected for a three-year term and until the director's successor has been duly elected. The current three-year terms of the Company's directors expire in the years 1999, 2000 and 2001.

  Five directors whose terms expire at the Annual Meeting are to be elected for terms expiring at the 2002 Annual Meeting. All of the nominees are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by the Board of Directors for the unexpired term.

Vote Requirement

  Cumulative voting rights exist with respect to the election of directors, which means that you have the right, in person or by proxy, to multiply the number of votes to which you are entitled by the number of directors of the class to be elected, and to cast the whole number of such votes for one candidate or to distribute them among two or more candidates. The five nominees for directors who receive the highest number of votes cast by the holders of Common Stock and Class A Common Stock entitled to vote, voting together without regard to class, will be elected as directors of the Company. Votes withheld and broker non-votes are not counted toward a nominee's total.

The Board of Directors recommends that the shareholders vote FOR each of the nominees identified below.

  The names of the nominees for directors and the directors who will continue in office after the Annual Meeting, together with certain information regarding them, are as follows:

                             Nominees for Election
                             ---------------------

      Nominees for Election for Terms Expiring at the 2002 Annual Meeting

Paul I. Detwiler, Jr., age 65                                Director since 1984

  Mr. Detwiler is Chairman of the Board of New Enterprise Stone & Lime Co., a quarrying and construction company, since 1990. He is also a director of Keystone Financial, Inc.

Anne S. Genter, age 64                                       Director since 1991

  Ms. Genter has served as President of Anne S. Genter Interior Design, an interior design company, since 1975.

A. John May, age 70                                          Director since 1977

  Mr. May has been an attorney with Duane, Morris & Heckscher LLP, a law firm, for more than 30 years. He was Chairman of the Board of the Company from 1982 to 1995.

Roderic H. Ross, age 68                                      Director since 1981

  Mr. Ross has served as Chairman of the Board and Chief Executive Officer of Keystone State Life Insurance Company since 1985. He is also a director of Hunt Corporation and PNC Bank Corp.

John W. Smithson, age 53                                    Director since 1987

  Mr. Smithson has served as President and Chief Executive Officer of the Company since May 1997. He served as President and Chief Operating Officer of the Company from 1995 to May 1997, as Chairman and Chief Executive Officer of PMA Reinsurance Corporation since 1984, as Chairman and Chief Executive Officer of The PMA Insurance Group since April 1995 and as Chairman and Chief Executive Officer of Caliber One Management Company since April 1997. He started with the Company in 1972.

                        Directors Continuing In Office
                        ------------------------------

 Directors Continuing in Office with Terms Expiring at the 2000 Annual Meeting

Frederick W. Anton III, age 65                              Director since 1972

  Mr. Anton has served as Chairman of the Board of the Company since 1995. He has served as Chairman of the Board and Chief Executive Officer from 1995 to May 1997 and as President and Chief Executive Officer from 1981 to 1995. He started with the Company in 1962.

Joseph H. Foster, age 70                                    Director since 1982

  Mr. Foster has been a partner of White & Williams, a law firm, since 1958.

James F. Malone III, age 55                                 Director since 1974

  Mr. Malone has been a partner of Malone, Larchuk & Middleman, P.C., a law firm, since 1997 and from 1980 to 1997 was a partner of Dickie, McCamey & Chilcote, P.C., a law firm.

L. J. Rowell, Jr., age 66                                   Director since 1992

  Mr. Rowell was Chairman, President and Chief Executive Officer of Provident Mutual Life Insurance Company from 1991 until his retirement in July 1996.

 Directors Continuing in Office with Terms Expiring at the 2001 Annual Meeting

Louis N. McCarter III, age 70                               Director since 1975

  Mr. McCarter has been President of the McCarter Corp., a manufacturer of specialized mixing machinery, since 1954.

John W. Miller, Jr., M.D., age 64                           Director since 1988

  Dr. Miller is a physician and served as President of Ear, Nose and Throat Associates of Lancaster from 1970 until his retirement in October 1998.

Edward H. Owlett, age 72                                    Director since 1964

  Mr. Owlett has been a partner of Owlett, Lewis & Ginn, P.C., a law firm, since 1981. Mr. Owlett is also a director of Citizens & Northern Corporation.

Louis I. Pollock, age 69                                    Director since 1984

  Mr. Pollock has served as President and Chief Executive Officer of Morris Coupling Company, a manufacturer of pipe and tubing, since 1957.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met four times in 1998. The Board of Directors has Executive and Finance Committees, an Audit Committee, a Nominating Committee, a Compensation Committee and a Stock Option Committee. During 1998, no director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees on which such directors served, except for Mr. Detwiler and Dr. Miller, who missed several meetings due to a personal illness.

  The Executive and Finance Committees met eight times in 1998. Messrs. Anton, Malone, May, McCarter, Miller, Owlett and Smithson are the members of the Executive and Finance Committees. The Executive and Finance Committees have the authority to take all action that may be taken by the full Board of Directors, consistent with Pennsylvania law, between Board of Directors' meetings.

  The Audit Committee of the Company consists of Messrs. Owlett, Pollock and Rowell. The Audit Committee, which met two times in 1998, reviews audit reports and management recommendations made by the Company's independent accounting firm.

  The Nominating Committee of the Company consists of Messrs. Malone, May, Miller and Owlett. The Nominating Committee, which met one time in 1998, is responsible for nomination of candidates to stand for election to the Board of Directors at the Annual Meeting and the nomination of candidates to fill vacancies on the Board of Directors between meetings of shareholders. The Nominating Committee will consider nominations for directors from shareholders to the extent such nominations are made in accordance with the Company's Bylaws. Under the Company's Bylaws, every director is required to be a shareholder of the Company, and no person may be considered as a candidate, and no votes may be counted for any person, unless written notice of such person's nomination or candidacy has been filed with the Secretary of the Company not less than 60 days prior to the date of the election. However, current directors whose terms will expire at the upcoming election and nominees selected by the Board of Directors or the Nominating Committee may be candidates and voted for without such notice.

  The Compensation Committee of the Company consists of Messrs. Miller, Owlett and Rowell. The Compensation Committee met two times in 1998. The Committee reviews and recommends compensation plans and approves certain compensation changes. The Committee reviews and approves the cash compensation of the Company's executive officers, including the Chief Executive Officer.

  The Stock Option Committee of the Company consists of Messrs. Miller and Rowell. The Stock Option Committee met two times in 1998 to grant options under, and determine participants in, the Company's equity incentive plans.

                             DIRECTOR COMPENSATION

  In addition to expenses of attendance, which are paid to all directors, directors of the Company who are not also employees of the Company are paid an annual retainer of $15,000 for their services and a fee of $1,000 for each Board of Directors meeting and $1,000 for each committee meeting; provided, that if a director attends more than one committee meeting in any one day, the total fee for attendance at such meetings will not exceed $1,000.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following information is furnished for the chief executive officer ("CEO") of the Company and the four most highly compensated executive officers of the Company and its principal subsidiaries other than the CEO at the end of 1998.

                           Summary Compensation Table

                                                                        Long-Term
                                                                       Compensation
                                                                       ------------
                                         Annual Compensation              Awards
                               --------------------------------------- ------------
                                                                        Securities
   Name and Principal                                 Other Annual      Underlying     All Other
        Position          Year Salary($) Bonus($) Compensation($)(1)    Options(#)  Compensation($)
   ------------------     ---- --------- -------- -------------------- ------------ ---------------
John W. Smithson........  1998 $700,000  $550,000       $ 4,991          140,000       $ 69,792(2)
President and Chief       1997  692,115   382,000         8,848           40,000         62,998
Executive Officer         1996  675,440   350,000         9,672           75,000         73,137

Frederick W. Anton III..  1998 $700,000       --        $ 6,543              --        $ 83,570(3)
Chairman of the Board     1997  700,000       --         18,084              --          79,800
                          1996  700,311       --          5,048           75,000        101,838

Stephen G. Tirney.......  1998 $388,077  $310,000       $ 3,706          100,000       $ 24,951(4)
President and Chief       1997  362,428   150,000         3,413           19,500         24,512
Operating Officer of      1996  315,544       --          5,655           25,000         38,417
PMA Reinsurance
Corporation

Vincent T. Donnelly(5)..  1998 $350,000  $200,000       $   --           100,000       $ 23,279(5)
President and Chief       1997  329,511   125,000         1,719           19,500         22,682
Operating Officer of
The PMA Insurance
Group

Ronald S. Austin(6).....  1998 $336,812  $180,000       $77,595          100,000       $ 27,942(6)
President and Chief       1997  219,358   200,000         6,228           19,500         10,626
Operating Officer of
Caliber One Management
Company

--------
(1) Amounts represent tax payment reimbursements for certain benefits. In addition, for Mr. Austin, this column includes the payment of $48,356 in certain relocation expenses and $23,018 for the payment of associated taxes.
(2) This amount includes Company contributions to its non-qualified defined contribution plan of $27,000, Company matching contributions to its 401(k) plan of $8,000 and $34,792 of life insurance premiums paid by the Company.
(3) The amount includes Company contributions to its non-qualified defined contribution plan of $27,000, Company matching contributions to its 401(k) plan of $8,000 and $48,570 of life insurance premiums paid by the Company.
(4) This amount represents Company contributions to its non-qualified defined contribution plan of $11,000, Company matching contributions to its 401(k) plan of $8,000 and $5,951 of life insurance premiums paid by the Company.

(5) Mr. Donnelly was appointed President and Chief Operating Officer of The PMA Insurance Group in February 1997. This amount includes Company contributions to its non-qualified defined contribution plan of $9,500, Company matching contributions to its 401(k) plan of $8,000 and $5,779 of life insurance premiums paid by the Company.
(6) Mr. Austin was appointed President and Chief Operating Officer of Caliber One Management Company, the Company's specialty insurance operation, in April 1997. This amount includes Company contributions to its non-qualified defined contribution plan of $8,250, Company matching contributions to its 401(k) plan of $8,000 and $11,692 of life insurance premiums paid by the Company.

                       Option Grants in Last Fiscal Year

  The following table sets forth certain information with respect to options to purchase shares of Class A Common Stock granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 1998.

                                          Individual Grants
                          -----------------------------------------------------
                          Number of       % of Total
                          Securities       Options
                          Underlying      Granted to
                           Options       Employees in Exercise Price Expiration      Grant Date
Name                      Granted(#)     Fiscal Year    ($/Share)       Date    Present Value($)(5)
----                      ----------     ------------ -------------- ---------- ---------------------
John W. Smithson........   100,000(1)        12.1%        $17.00       2/4/03         $333,000
                            40,000(2)         4.8%         17.00       2/4/08          236,200
Frederick W. Anton III..        --             --             --           --               --
Stephen G. Tirney.......    80,000(1)         9.7%         17.00       2/4/03          266,400
                            20,000(3)         2.4%         17.00       2/4/08          118,100
Vincent T. Donnelly.....    80,000(1)         9.7%         17.00       2/4/03          266,400
                            20,000(3)         2.4%         17.00       2/4/08          118,100
Ronald S. Austin........    80,000(1)         9.7%         17.00       2/4/03          266,400
                            20,000(4)         2.4%         17.00       2/4/08          118,100

--------
(1) This grant represents 1998 Target Price Options that become exercisable based on target stock prices of Class A Common Stock. Fifty percent of the 1998 Target Price Options vest on the date within five years from the date of grant on which the Class A Common Stock has traded at a market price of $28.00 per share for 20 trading days in a 30 consecutive day trading period. The other fifty percent of these options vest when the Class A Common Stock has traded at a market price of $32.00 per share for 20 trading days in a consecutive 30 trading day period. If the Class A Common Stock does not reach these market prices during the five-year term, the options will expire.
(2) These options become exercisable for 34,118 shares on 5/1/98 and 5,882 shares on 1/2/02.
(3) These options become exercisable for 5,000 shares on 5/1/98, 5,000 shares on 2/4/99, 4,118 shares on 2/4/00 and 5,882 shares on 1/2/02.
(4) These options become exercisable for 5,000 shares on 5/1/98, 3,118 shares on 2/4/99, 1,000 shares on 2/4/00, 5,000 shares on 2/4/01 and 5,882 shares on 1/2/02.
(5) Based on a binomial option pricing model adapted for use in valuing executive stock options. Calculations of grant date present values for all options assumes an option life of 10 years, except for the 1998 Target Price Options described in (1) above for which a 5-year option life was assumed, a dividend yield of 1.9%, a price volatility of Class A Common Stock of 26% and an annualized risk-free interest rate of 5.4%. The calculation of the 1998 Target Price Options also reflects growth assumptions used to determine how the price of the Class A Common Stock will change prior to the expiration of the 1998 Target Price Options. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

(note cont'd)
   The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so there is no assurance the value realized by an executive will be at or near the value estimated by the binomial option pricing model. The Company believes that no model accurately predicts the future price of the Class A Common Stock or places an accurate present value on stock options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option
                                    Values

  The following table sets forth information with respect to options to purchase shares of Class A Common Stock exercised by the persons named in the Summary Compensation Table during the fiscal year ended December 31, 1998 and options held by such persons at December 31, 1998.

                                                                                            Value of Unexercised
                                                       Number of Securities Underlying          In-the-Money
                                                           Unexercised Options at                Options at
                            Shares                             Fiscal Year-End               Fiscal Year-End(2)
                          Acquired on      Value       ------------------------------- -------------------------------
Name                      Exercise(#) Realized($)(1)   Exercisable(#) Unexercisable(#) Exercisable($) Unexercisable($)
----                      ----------- ---------------- -------------- ---------------- -------------- ----------------
John W. Smithson........       --              --         356,636         123,364        $1,852,431       $277,569
Frederick W. Anton III..    40,756        $361,096        274,516          11,650         1,460,823         26,301
Stephen G. Tirney.......     8,000          64,000        129,440         121,560           809,240        273,510
Vincent T. Donnelly.....     4,000          40,000         92,940         121,560           480,065        273,510
Ronald S. Austin........       --              --          14,750         104,750            33,188        235,688

--------
(1) Represents the difference between the aggregate exercise price and the aggregate market value as of the date of exercise.
(2) Represents the difference between the aggregate exercise price and the aggregate market value as of December 31, 1998.

                                 Pension Plans

  Under the PMA Capital Corporation Pension Plan ("Pension Plan") and the PMA Capital Corporation Supplemental Executive Retirement Plan ("PMA SERP"), participants are entitled to benefits pursuant to the formula set forth under such plans. The benefits payable under the Pension Plan will be limited by
Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"). The remainder of the benefit will be paid under the PMA SERP without regard to such limits. The benefit is based upon the accrued pension benefit for the participant at December 31, 1992 plus annual accruals beginning January 1, 1993 equal to the sum of (i) 1.5% of the participant's compensation for each year of benefit service after December 31, 1992, up to a maximum of 25 years, plus (ii) 0.3% of the participant's compensation in excess of covered compensation for each year of benefit service after December 31, 1992, up to a maximum of 25 years. For purposes of the above formula, compensation consists of wages and commissions (including employer contributions made pursuant to a salary reduction agreement which are not includible in the participant's gross income under Code Sections 125 and 402(e)(3)) but excluding any reimbursed expenses, overtime, bonuses, severance payments, payments for consulting services or in connection with a non-competition covenant, or other supplementary payments. Covered compensation consists of the average (without indexing) of the participant's taxable wage base in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security retirement age. A maximum of 25 years of service is considered in calculating the annual benefit payable upon normal retirement at normal retirement age. In no event, however, will a participant's benefit under the Pension Plan be less than such participant's accrued benefit under the Pension Plan on December 31, 1992.

  The executive officers named in the Summary Compensation Table had the following years of service as of December 31, 1998: (i) Mr. Smithson, 27 years;
(ii) Mr. Anton, 36 years; (iii) Mr. Tirney, 23 years; (iv) Mr. Donnelly, 7 years; and (v) Mr. Austin, 2 years. Based upon the above formula and years of service, the estimated annual benefit payable upon normal retirement at age 65 for each executive officer named in the Summary Compensation Table would be as follows: (i) Mr. Smithson, $116,800; (ii) Mr. Anton, $168,000; (iii)
Mr. Tirney, $57,900; (iv) Mr. Donnelly, $29,700; and (v) Mr. Austin, $12,300.
The amounts for Mr. Anton do not include other retirement payments that would be provided pursuant to his employment agreement described below.

                             Employment Agreements

  Frederick W. Anton III has an employment agreement with the Company for a term that commenced April 1, 1995 and currently ends March 31, 2002, and is subject to automatic extension for an additional period of one year for each year Mr. Anton is elected as Chairman of the Board of the Company commencing with the 1999 organizational meeting of the Board of Directors of the Company. The employment agreement provides for a salary of not less than $700,000, which may be increased but not decreased by the Company at any time or from time to time. Mr. Anton is also entitled to receive such bonus compensation as he may be awarded from time to time. Mr. Anton has agreed during the term of the employment agreement not to engage or have a material financial interest in any business that competes with the business of the Company as then conducted. In the event of Mr. Anton's death during the term of the agreement, Mr. Anton's survivors are entitled to an annual payment of 60% of Mr. Anton's annual salary on the date of his death for a period of 10 years. If Mr. Anton retires at any time, Mr. Anton would be entitled to receive monthly payments equal to 5% of his annual salary on the date of his retirement and continuing throughout his lifetime. If, during his retirement and prior to his death, the total payments made during retirement are less than 60% of his annual salary at retirement multiplied by 15, the difference is to be paid to his survivors within one year of the date of his death. Under the agreement, the Company is required to maintain a split-dollar life insurance policy in the face amount of $1,000,000 on the life of Mr. Anton.

  John W. Smithson has an employment agreement with the Company for a term that commenced April 1, 1995 and currently expires March 31, 2001, and is subject to automatic extension for an additional period of one year for each year Mr. Smithson is re-elected President of the Company at each annual organizational meeting of the Board of Directors of the Company. The employment agreement provides for a salary of not less than $670,000 per year, which may be increased but not decreased at the discretion of the Company at any time or from time to time. Mr. Smithson is also entitled to receive such bonus compensation as he may be awarded from time to time. Mr. Smithson has agreed during the term of the employment agreement not to engage in or have a material financial interest in any business that competes with the Company as then conducted. In the event of Mr. Smithson's death during the term of the agreement, Mr. Smithson's survivors are entitled to 180 consecutive monthly payments of an amount equal to 25% of Mr. Smithson's monthly salary as of the date of his death, reduced by the amount of any similar payments for disability paid to

Mr. Smithson during his lifetime in the event Mr. Smithson becomes disabled during the employment term. Under the agreement, the Company is required to maintain a split-dollar life insurance policy in the face amount of $1,000,000 on the life of Mr. Smithson.

          Compensation Committee Interlocks and Insider Participation

  The following directors constitute the current members of the Compensation Committee of the Board of Directors: John W. Miller, Jr., Edward H. Owlett and
L. J. Rowell, Jr. Mr. Owlett is a member of a law firm that furnished legal representation to the Company and its subsidiaries during 1998. In the opinion of the Company's management, the amounts paid to his firm represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by law firms unaffiliated with him.

  The following Report of the Compensation Committee and the Performance Graph on page 17 have been prepared solely for purposes of this Proxy Statement. Neither the report nor the graph shall be incorporated, in whole or in part, in any other Company filing under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act").

 REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES ON THE COMPENSATION OF
     EXECUTIVE OFFICERS OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1998

  The Compensation and Stock Option Committees of the Board of Directors make decisions regarding the aggregate compensation of the Company's executive officers in the form of base salaries, cash bonuses and stock option awards. The members of the Compensation Committee for the year ended December 31, 1998 were John W. Miller, Jr., Edward H. Owlett and L. J. Rowell, Jr., none of whom are officers or employees of the Company or its subsidiaries. Messrs. Miller and Rowell also are the members of the Stock Option Committee.

  In 1998, the Chairman of the Board received a salary in accordance with his employment agreement with the Company described above in "Compensation of Executive Officers -- Employment Agreements," and no other incentive compensation. In this report, we have discussed the Company's compensation policies and compensation paid to the Company's other executive officers.

  The Committees have implemented compensation policies which are intended to support the Company's overall objective of enhancing value for our shareholders. In addition, the Company's compensation policies are designed to align executive compensation with the Company's long-term business objectives and performance and to enable the Company to attract, retain and motivate executive officers whose leadership and contributions are critical to the Company's long-term success. In furtherance of these objectives, the Company's compensation program for executive officers includes the following elements:

  . Pay base salaries to executive officers which are reasonably competitive with base salaries paid by similarly sized United States insurance and reinsurance companies ("Peer Companies") for comparable executive positions.

  . Reward the Company's executive officers through incentive cash bonuses based on pre-established, objective performance criteria related to the financial results of the Company and the business segment under each executive officer's direct management, and also taking into account the executive officer's individual leadership, strategic management and contribution to the Company's success.

  . Provide additional long-term incentive to executive officers and align their interests with the shareholders' interests through the granting of stock-based compensation.

  . Compensate the Company's executive officers on an equitable basis taking into consideration each individual's degree of responsibility and contribution to the achievement of the Company's overall objectives.

  In 1998, the Company had three components for the compensation paid to its executive officers: base salary, an annual incentive cash bonus and stock options. The Committees considered and determined each element separately and collectively to ensure that the executive officers were appropriately compensated consistent with our basic compensation principles. In making these decisions, the Committees reviewed survey data of the compensation paid by other insurers and reinsurers generally and the Peer Companies for comparable executive positions. The Committees target each executive's aggregate compensation to the mean of the aggregate compensation paid by the Peer Companies for comparable executive positions.

  We have discussed in the following section the three elements of compensation for each of the executive officers in fiscal 1998, other than the President and Chief Executive Officer, who is discussed subsequently in the body of this report.

 Base Salary

  In 1998, the President and Chief Executive Officer of the Company recommended to the Compensation Committee a base salary for the executive officers, other than himself. In determining base salary, the Compensation Committee considered each executive officer's value to the Company, his experience in the industry and performance with the Company. The Compensation Committee also considered the base salary levels in effect for comparable executive positions with the Peer Companies.

 Cash Bonus

  For the year ended December 31, 1998, the Compensation Committee had set various pre-established, objective performance-based goals for the payment of incentive cash bonuses to each of the executive officers. After the end of the 1998 fiscal year, the Compensation Committee evaluated each executive officer's performance and also reviewed the total cash compensation paid by the Peer Companies for comparable executive positions. The Compensation Committee determined that each of the executive officers had met their overall performance goals, and that incentive cash compensation in excess of the targeted cash bonuses should be paid to the executive officers in recognition of their achievements during fiscal year 1998. The total cash compensation for the Company's executives for fiscal year 1998 did not exceed the mean cash compensation paid by the Peer Companies for comparable executive positions.

 Stock Options

  The Stock Option Committee administers the Company's previously approved stock option plans. The Committee believes that the executive officers should have the opportunity to own Class A Common Stock of the Company to align their interests with the Company's shareholders. Stock options provide this opportunity and also add an additional long-term incentive to executive officers and other key employees to further the Company's growth, development and financial success. The Stock Option Committee has a policy of considering annual grants under the stock option plans to executive officers.

  In 1998, the Stock Option Committee granted options under the stock option plans to key employees of the Company to purchase 406,500 shares of Class A Common Stock, of which 80,000 options were granted to executive officers. In making these grants, the Stock Option Committee considered the number of options remaining available for grant under the stock option plans, the aggregate amount of options previously granted and the amount of options previously granted to each of the executive officers. All of the options granted in 1998 to the executive officers were at an exercise price that was greater than the fair market value of the Class A Common Stock on the date of grant. Options granted in 1998 vest over a four-year period.

  In addition to the above options, in 1998 the Stock Option Committee recommended that the Board of Directors grant additional options (the "1998 Target Price Options") to each of the executive officers to purchase shares of Class A Common Stock. The 1998 Target Price Options are designed to provide a special incentive to each of the executive officers to enhance long-term shareholder value based exclusively on an increase in the fair market value of the Company's Class A Common Stock over a five-year term. Fifty percent of the 1998 Target Price Options vest on the date within five years from the date of grant on which the Class A Common Stock has traded at a market price of $28.00 per share for twenty trading days in a thirty consecutive day trading period. The other fifty percent of these options vest when the Class A Common Stock has traded at a market price of $32.00 per share for twenty trading days in a consecutive thirty trading day period. If the Class A Common Stock does not reach these market prices during the five-year term, the options will expire. Each of the executive officers was granted 1998 Target Price Options to purchase 80,000 shares of Class A Common Stock, an aggregate of 320,000 shares of Class A Common Stock, at an exercise price that was greater than the fair market value of the Class A Common Stock on the date of grant.

 Compensation of the President and Chief Executive Officer

  Mr. Smithson has an employment contract with the Company which currently expires March 31, 2001, and is subject to automatic one-year extensions if Mr. Smithson is re-elected President of the Company at each annual organizational meeting of the Board of Directors. The contract requires the Company to pay Mr. Smithson a salary of not less than $670,000 per year. In evaluating
Mr. Smithson's base salary for fiscal year 1998, the Committee considered a variety of factors, including the Company's performance since Mr. Smithson became President and Chief Executive Officer, his long-term contributions to the Company, his strategic leadership, his stature in the insurance industry and his ongoing value to the Company and its shareholders. The Committee also reviewed the base salary that the Peer Companies pay to their chief executive officers, and the percentage relationship between base salary, and short and long-term incentive compensation. Based upon all of these factors, the Committee concluded to continue Mr. Smithson's base salary at $700,000 per year for fiscal year 1998 and to allocate an increased portion of his aggregate compensation to incentive compensation as discussed below.

  For the year ended December 31, 1998, Mr. Smithson received an incentive cash bonus of $550,000 in recognition of his achieving the pre-established objective performance goals that the Compensation Committee had set for him, including the targeted increases in operating income before taxes and interest expense, net income and earnings per diluted share. The Compensation Committee also considered Mr. Smithson's leadership of the Company, the continuing development of the Company's reinsurance business, the continuing improvement in the Property and Casualty Group's performance, the successful founding of Caliber One Indemnity Company and

Mr. Smithson's strategic vision and commitment to the Company. The aggregate cash compensation paid to Mr. Smithson for fiscal year 1998 did not exceed the mean amount paid to chief executive officers by the Peer Companies.

  The Stock Option Committee also approved the award to Mr. Smithson of options to purchase 40,000 shares of Class A Common Stock pursuant to the Company's stock option plans at an exercise price that was greater than the fair market value of the Class A Common Stock on the date of grant. In addition, Mr. Smithson received an award of 1998 Target Price Options to purchase 100,000 shares of Class A Common Stock at an exercise price above the fair market value of Class A Common Stock on the date of grant. The vesting schedule and other terms of all options granted to Mr. Smithson were the same as described above for the other executive officers. These option awards were intended to strengthen the relationship between Mr. Smithson's future compensation opportunity and the creation of additional shareholder value.

 Compliance with Internal Revenue Code Section 162(m)

  All of the compensation paid by the Company to its Chief Executive Officer and other executive officers qualified for a tax deduction by the Company for fiscal year 1998. Beginning in fiscal year 2000, the Company will become subject to the provisions of Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's chief executive officer and the four most highly compensated executive officers other than the chief executive officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Company intends to comply with all of the Section 162(m) requirements when they become applicable to it.

                                          The Compensation Committee

                                          John W. Miller, Jr.
                                          Edward H. Owlett
                                          L. J. Rowell, Jr.

                                          The Stock Option Committee

                                          John W. Miller, Jr.
                                          L. J. Rowell, Jr.

                 COMPARISON OF TOTAL RETURN ON THE COMPANY'S
                   CLASS A COMMON STOCK WITH CERTAIN INDICES

  The following graph provides an indicator of cumulative total shareholder return on the Company's Class A Common Stock for each fiscal quarter since July 31, 1997 compared with the cumulative total return of the Standard & Poors' 500 Stock Index (the "S&P 500"), the Standard & Poors' Property/Casualty Insurance Index (the "S&P P/C") and the Standard & Poors' SmallCap Property/Casualty Insurance Index ("S&P Small P/C") for the same period, and assumes that with respect to the Company's Class A Common Stock, the S&P 500, the S&P P/C and the S&P Small P/C, $100 was invested on July 31, 1997 and all dividends were reinvested.





                      7/31/97 9/30/97 12/31/97 3/31/98 6/30/98 9/30/98 12/31/98
                      ------- ------- -------- ------- ------- ------- --------
S&P 500.............. $100.00 $99.57  $102.43  $116.70 $120.56 $108.59 $131.70
S&P P/C..............  100.00 100.60   108.71   112.92  114.10   96.62  101.14
S&P Small P/C........  100.00 112.59   114.62   128.33  134.20  111.96  113.20
PMA Capital..........  100.00 109.01   108.79   117.49  150.71  128.37  129.37

--------
* The Company's registration of its Class A Common Stock under the Exchange Act became effective in August 1997, and the Class A Common Stock commenced trading on the NASDAQ National Market System effective on February 5, 1998. Prior to that date, the Company's cumulative returns were based upon over-the-counter bid quotations, which reflect interdealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                              CERTAIN TRANSACTIONS

  The Company's largest shareholder is the Foundation, which is a not-for-profit corporation qualified under Section 501(c)(6) of the Internal Revenue Code and whose purposes include the promotion of the common business interests of its members and the economic prosperity of the Commonwealth of Pennsylvania. As of February 28, 1999, the Foundation owned 4,561,225 shares of Common Stock and 912,225 shares of Class A Common Stock, which entitles the Foundation to cast 32.1% of the total number of votes available to be cast in matters brought before the Company's shareholders. All of the members of the Company's Board of Directors currently serve as the members of the Foundation's Board of Trustees. Also, Frederick W. Anton III, Chairman of the Company, serves as President and Chief Executive Officer of the Foundation. The Company and certain of its subsidiaries provide certain administrative services to the Foundation for which the Company and its affiliates receive reimbursement. Total reimbursements in 1998 amounted to $14,000. The Foundation also leases its Harrisburg, Pennsylvania headquarters facility from a subsidiary of the Company under a monthly operating lease presently requiring rent payments of $25,000 per month and reimburses a subsidiary of the Company for its use of office space in the Blue Bell, Pennsylvania facility. Rent and related reimbursements paid in 1998 to the Company's affiliates by the Foundation amounted to $262,000.

  James F. Malone III, A. John May, Edward H. Owlett and Joseph H. Foster, who are directors of the Company, are or have been members of law firms that furnished legal representation to the Company and its subsidiaries during 1998. In the opinion of the Company's management, the amounts paid to such firms represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by law firms unaffiliated with any of the directors. No fees paid to the directors' law firms exceeded five percent of their law firms' gross revenues, except for $1.1 million in legal fees paid to Mr. Malone's law firm.

  The Company has provided demand loans to executive officers of the Company and its subsidiaries, for the purpose of providing such executive officers with funds to purchase Common Stock or Class A Common Stock. The loans are collateralized by the Common Stock or the Class A Common Stock purchased by the executive officer. As of December 31, 1998, Francis W. McDonnell, the Company's Chief Financial Officer, had $153,088 outstanding under the program at an interest rate of 6% per annum, which amount was also the largest amount outstanding during 1998. Mr. McDonnell paid off this loan in February 1999.

  The Company has arranged an executive loan program (the "Financial Support Program") with financial institutions, whereby such institutions will provide prime rate personal loans to officers of the Company and its subsidiaries collateralized by Common Stock and Class A Common Stock generally at a maximum 50% loan to value ratio. The Company has agreed to purchase any loan made under the Financial Support Program (including accrued interest and related expenses) from the financial institution in the event that the borrower defaults on such loan, while employed by the Company. The following table sets forth certain information with respect to indebtedness of executive officers of the Company during 1998 under the Financial Support Program:

                                              Largest Amount        Balance at
     Executive Officer                   Outstanding During Period End of Period
     -----------------                   ------------------------- -------------
     John W. Smithson...................        $1,319,535           $676,912
     Stephen G. Tirney..................           407,000            407,000
     Vincent T. Donnelly................             9,900              9,900
     Francis W. McDonnell...............           353,000            353,000

  Subsidiaries of the Company, in the ordinary course of their business, have had and intend to continue to have insurance transactions with directors and officers of the Company and the various businesses with which directors and officers of the Company are associated. Such insurance is written in accordance with rates and terms authorized for use in the applicable jurisdictions.

                      ITEM 2. PROPOSAL TO APPROVE THE 1999
                             EQUITY INCENTIVE PLAN

Purpose of the 1999 Equity Incentive Plan

  The 1999 Equity Incentive Plan (the "1999 Plan") was adopted by the Board of Directors on February 3, 1999, subject to shareholder approval of the 1999 Plan. The objective of the 1999 Plan is to enhance the ability of the Company and its subsidiaries to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such personnel and to promote the success of the Company.

Summary Description of the 1999 Plan

  The following summary of the terms of the 1999 Plan is qualified in its entirety by the text of the 1999 Plan, which is attached as Annex A to this Proxy Statement.

 Terms of the 1999 Plan

  Options granted under the 1999 Plan may be options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Code or options that are not intended to so qualify ("Nonqualified Options"). The 1999 Plan authorizes the grant of options for a maximum of 850,000 shares of the Company's Class A Common Stock. Options may be granted under the 1999 Plan to officers and key employees of the Company and any subsidiary corporation. On March 16, 1999, the closing price for a share of the Company's Class A Common Stock, as reported on Nasdaq, was $19.875.

  The 1999 Plan is administered by a Committee of the Board of Directors (the "Committee") whose members satisfy the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. Currently, this committee is the Stock Option Committee. The Committee has full and final authority, subject to the terms of the 1999 Plan, to interpret the provisions of the 1999 Plan and to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made and the number of shares, exercise price and other terms of each such award; to determine the time when awards shall be granted; and to make all other determinations necessary and advisable for the administration of the 1999 Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders of options granted under the 1999 Plan.

  The exercise price of each option granted under the 1999 Plan may not be less than 100%, with respect to an Incentive Stock Option, and 85%, with respect to a Nonqualified Option, of the fair market value of the Company's Class A Common Stock on the date of grant. The exercise price of the shares with respect to which an option is exercised shall be payable in full with the notice of exercise in cash, Class A Common Stock at fair market value at the time of exercise, or a combination thereof, as the Committee may determine from time to time and subject to such terms and conditions as may be prescribed by the Committee for such purpose.

  In the case of an Incentive Stock Option, each option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such option as a tax-favored option within the meaning of Section 422 of the Code or any amendment or substitute thereto and regulation thereunder.

  In the event that an optionee ceases to be an employee of the Company or any subsidiary, for any reason other than death, retirement or disability, the optionee has the right to exercise the option during its term within a period of three months after such termination. If termination results from the death, retirement or disability of an optionee, an option exercisable at the time of such termination may be exercised by him or his successor within a period of one year after the date of termination, although if an Incentive Stock Option is not exercised within the three-month period after the date the optionee ceases to be an employee, the option shall no longer qualify as an Incentive Stock Option and shall become a Nonqualified Option. No option may be exercisable after ten years from the date of grant thereof. Incentive Stock Options are not assignable other than by will or by the laws of descent and distribution and are exercisable, during the lifetime of the participant, only by the participant. Nonqualified Options are also not generally assignable, but the Committee may modify this limitation for certain Nonqualified Options to permit transfers by a participant to the participant's family members.

  The Committee may terminate or amend the 1999 Plan at any time, except that without shareholder approval the Committee may not (i) materially increase the maximum number of shares that may be issued under the 1999 Plan, (ii) materially increase the benefits accruing to participants under the 1999 Plan or (iii) materially modify the requirements as to eligibility for participation in the 1999 Plan. The termination or any modification or amendment of the 1999 Plan will not, without the consent of a participant, affect his rights under an option previously granted.

 Federal Income Tax Consequences

  Based on the advice of counsel, the Company believes that the normal operation of the 1999 Plan should generally have, under the Code and its regulations, all as in effect on the date of this Proxy Statement, the principal Federal income tax consequences described below. The tax treatment described below does not take into account any changes in the Code or its regulations, which may occur after the date of this Proxy Statement. The following discussion is only a summary; it is not intended to be all inclusive or to constitute tax advice, and, among other things, does not cover possible state or local tax consequences.

  An optionee will not recognize taxable income and the Company will be entitled to a deduction upon the grant of an option. In the case of Nonqualified Options, an optionee will generally recognize ordinary income upon exercise of an option in an amount equal to the excess of the fair market value of the stock acquired on the date of exercise over the aggregate price paid pursuant to the option for such stock (the "exercise price"), and the Company will generally be entitled to a deduction to the extent of the ordinary income recognized by the optionee in accordance with the rules of Section 83 of the Code (and Code Section 162(m) to the extent applicable). An optionee exercising a Nonqualified Option is subject to Federal income tax withholding on the income recognized as a result of the exercise of the Nonqualified Option. Such income will include any income attributable to any shares issuable upon exercise that are surrendered, if permitted under the applicable stock option agreement, in order to satisfy the Federal income tax withholding requirements.

  Except as provided below, the basis of the shares received by the optionee upon the exercise of a Nonqualified Option will be the fair market value of the shares on the date of exercise. The optionee's holding period will begin on the day after the date on which the optionee recognizes income with respect to the transfer of such shares, i.e., generally the day after the exercise date. When the optionee disposes of such shares, the optionee will recognize capital gain or loss equal to the difference between (i) the selling price of the shares and
(ii) optionee's basis in such shares under the Code rules which govern stock dispositions. Any net capital gain (i.e., the excess of the net long-term capital gains for the taxable year over net short-term capital losses for such taxable year) will be taxed at a capital gains rate that depends on how long the shares were held, and the optionee's tax bracket. Any net capital loss can only be used to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year.

  The use of shares to pay the exercise price of a Nonqualified Option, if permitted under the applicable stock option agreement, will be treated as a like-kind exchange under the Code. The optionee will therefore recognize no gain or loss with respect to the surrendered shares, and will have the same basis and holding period with respect to the newly acquired shares (up to the number of shares surrendered) as with respect to the surrendered shares. To the extent the number of shares received exceeds the number surrendered, the fair market value of such excess shares on the date of exercise, reduced by any cash paid by the optionee upon such exercise, will be includible in the gross income of the optionee. The optionee's basis in such excess shares will equal the fair market value of such shares on the date of exercise, and the optionee's holding period with respect to such excess shares will begin on the day following the date of exercise.

  The optionee will not recognize taxable income and the Company will not be entitled to a deduction upon the exercise of an Incentive Stock Option, provided the optionee was an employee of the Company or of certain related corporations as described in Code Section 422(a)(2) during the entire period from the date of grant of the Incentive Stock Option until three months before the date of exercise (increased to 12 months if employment ceased due to total and permanent disability). The employment requirement is waived in the event of the optionee's death. (Of course, in all of these situations, the Incentive Stock Option itself may provide a shorter exercise period after employment ceases than the allowable period under the Code).

  If the optionee does not dispose of the shares issued to him upon the exercise of an Incentive Stock Option within one year of such issuance or within two years from the date of the grant of such option, whichever is later, any gain or loss realized by the optionee on a later sale or exchange of such shares generally will be a long-term capital gain or long-term capital loss. Any net capital gain (i.e., the excess of the net long-term capital gains for the taxable year over net short-term capital losses for such taxable year) will be taxed at a capital gains rate that depends on how long the shares were held, and the optionee's tax bracket. Any net capital loss can only be used to offset up to $3,000 per year of ordinary income (reduced to $1,500 in the case of a married individual filing separately) or carried forward to a subsequent year.

  If the optionee sells the shares within two years from the date of grant of the Incentive Stock Option or within one year after the transfer of the shares to the optionee, the sale will be deemed to be a disqualifying disposition. In that event, the optionee will recognize ordinary income (and the Company will recognize a corresponding deduction) for the year in which the disqualifying disposition occurs equal to the amount, if any, by which the lesser of (i) the amount realized for such sale or (ii) the fair market value of such shares on the date of exercise of such option exceeded the amount the optionee paid for such shares. In the case of disqualifying dispositions resulting from certain transactions, such as gift or related party transactions, the determination of the ordinary income the optionee realizes will be the fair market value of the shares on the date of exercise, minus the exercise price. The basis of the shares with respect to which a disqualifying disposition occurs will be increased by the amount included in the optionee's ordinary income. Disqualifying dispositions of shares may also, depending upon the sales price, result in capital gain or loss under the Code rules which govern other stock dispositions. The tax treatment of such capital gain or loss is summarized above.

  Except as provided below, the use of shares already owned by the optionee to pay the exercise price of an Incentive Stock Option will be treated as a like-kind exchange under the Code. The optionee will therefore recognize no gain or loss with respect to the surrendered shares, and will have the same basis and holding period with respect to the newly acquired shares (up to the number of shares surrendered) as with respect to the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the optionee's basis in such excess shares will equal the amount of cash paid by the optionee upon the exercise of the Incentive Stock Option (if any), and the optionee's holding period with respect to such excess shares will begin on the date such shares are transferred to the optionee. However, if payment of the exercise price of an Incentive Stock Option is made with shares acquired upon exercise of an Incentive Stock Option before the shares used for payment have been held for the two-year or one-year period described herein, use of such shares as payment will be treated as a disqualifying disposition of the shares used for payment subject to the rules described herein.

  Under current law, any gain realized by an optionee, other than long-term capital gain, is taxable at a maximum federal income tax rate of 39.6%. Under current law, long-term capital gain is taxed at a maximum federal income tax rate of 20%.

1999 Plan Benefits

  Subject to shareholder approval of the 1999 Plan, the Stock Option Committee of the Board of Directors has granted the following stock options under the 1999 Plan at a per share exercise price of $19.50 per share.

                               NEW PLAN BENEFITS
                                   1999 PLAN

                                                Amount of Securities
           Name                                  Underlying Options
           ----                                 --------------------
           John W. Smithson...................        55,000
           Frederick W. Anton III.............           --
           Stephen G. Tirney..................        20,000
           Vincent T. Donnelly................        20,000
           Ronald S. Austin...................        20,000
           All Executive Officers as a
            Group.............................       135,000
           All Employees as a Group
            other than Executive Officers.....       290,000

Vote Requirement

  Approval of the 1999 Plan will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of outstanding shares of the Company's Common Stock and Class A Common Stock, voting together without regard to class. Abstentions and broker non-votes are not considered votes cast and will not have any effect on the vote to approve the 1999 Plan.

The Board of Directors recommends that the shareholders vote FOR the approval of the 1999 Plan.

                             ITEM 3. OTHER MATTERS

  The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their judgment.

                 SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

  Section 16 of the Exchange Act requires that the officers and directors of the Company, as well as persons who own more than 10% of a class of equity securities of the Company, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the Company and the Securities and Exchange Commission. Based upon written representations received by the Company from its officers and directors and the reports filed with the Company during 1998, the Company believes that all such filings required during 1998 were made on a timely basis, except that Messrs. Anton, Miller and Smithson each inadvertently filed one late report relating to a conversion of shares of Common Stock into Class A Common Stock.

                            INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP has been selected as the Company's independent accountants for the Company with respect to the year ending December 31, 1999. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

  A copy of the Company's 1998 Annual Report to Shareholders is being mailed to the Company's shareholders with this Proxy Statement.

                             SHAREHOLDER PROPOSALS

  Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Company's proxy statement for its 2000 Annual Meeting of Shareholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 1735 Market Street, Suite 2800, Philadelphia, Pennsylvania 19103-7590 no later than November 29, 1999.

  If a shareholder who intends to present a proposal at the 2000 Annual Meeting of Shareholders does not notify the Company of the proposal on or before February 10, 2000, then management proxies will use their discretionary voting authority to vote on the proposal when the proposal is raised at the 2000 Annual Meeting, even though there is no discussion of the proposal in the related proxy statement.


                                          By Order of the Board of Directors,

March 26, 1999
                                          Frederick W. Anton III
                                          Chairman of the Board

                                    ANNEX A

                            PMA CAPITAL CORPORATION

                           1999 EQUITY INCENTIVE PLAN

1. Purpose.

  The purpose of the PMA Capital Corporation 1999 Equity Incentive Plan (the "Plan") is to enhance the ability of PMA Capital Corporation (the "Company") and any subsidiaries to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such personnel and to promote the success of the Company. To accomplish these purposes, the Plan provides a means whereby employees of the Company and its subsidiaries may receive stock options to purchase the Company's Class A Common Stock ("Options").

2. Administration.

  (a) Composition of the Committee. The Plan shall be administered by a Committee of the Board of Directors (the "Committee"). The number of members of the Committee and their qualifications shall at all times satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors shall have the authority from time to time to remove all members of the Committee and thereafter directly administer the Plan.

  (b) Authority of the Committee. The Committee shall have full and final authority, in its sole discretion, to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made and the amount, size and terms of each such award; to determine the time when awards shall be granted; and to make all other determinations necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all optionees and all other holders of Options granted under the Plan. No power or authority delegated by the Committee to a designee hereunder may be exercised to affect the terms and conditions of an award made to anyone subject to the requirements of Section 16(b) of the Exchange Act or with respect to matters which have been reserved to the Board of Directors under Pennsylvania law.

  (c) Authority of the Board of Directors. Notwithstanding anything to the contrary set forth in the Plan, all authority granted hereunder to the Committee may be exercised at any time and from time to time by the Board of Directors at its election. All decisions, determinations and interpretations of the Board of Directors shall be final and binding on all optionees and all other holders of Options granted under the Plan.

3. Stock Subject to the Plan.

  Subject to Section 16 hereof, the shares that may be issued under the Plan shall not exceed in the aggregate 850,000 shares of Class A Common Stock of the Company (the "Class A Stock"). Such shares may be authorized and unissued shares or shares issued and subsequently reacquired by the Company. Except as otherwise provided herein, any shares subject to an Option that for any reason expires or is terminated unexercised as to such shares shall again be available under the Plan. In addition, any Class A Stock that is used by an optionee as full or partial payment to the Company for the purchase of Class A Stock acquired upon exercise of a stock option granted under the Plan, and any shares withheld by the Company to satisfy an optionee's tax withholding obligations shall be available for further awards under the Plan.

4. Eligibility To Receive Options.

  Persons eligible to receive stock options under the Plan shall be limited to those officers and other employees of the Company and any subsidiary (as defined in Section 425 of the Code or any amendment or substitute thereto), who may also be directors, who are in positions in which their decisions, actions and counsel significantly impact upon the profitability and success of the Company and/or a subsidiary. Directors of the Company who are not also officers or employees of the Company or any subsidiary shall not be eligible to participate in the Plan.

5. Types of Options.

  Grants may be made at any time and from time to time by the Committee in the form of stock options to purchase shares of Class A Stock. Options granted hereunder may be Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code or any amendment or substitute thereto ("Incentive Stock Options") or Options that are not intended to so qualify ("Nonqualified Stock Options").

6. Stock Options.

  Options for the purchase of Class A Stock shall be evidenced by written agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time. The Options granted hereunder may be evidenced by a single agreement or by multiple agreements, as determined by the Committee in its sole discretion. Each Option agreement shall contain in substance the following terms and conditions:

  (a) Type of Option. Each Option agreement shall identify the Options represented thereby as Incentive Stock Options or Nonqualified Stock Options, as the case may be.

  (b) Option Price. Each Option agreement shall set forth the purchase price of the Class A Stock purchasable upon the exercise of the Option evidenced thereby. Subject to the limitation set forth in Section 6(d)(ii), the purchase price of the Class A Stock subject to an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such stock on the date the Option is granted, as determined by the Committee, but in no event less than the par value of such stock. The purchase price of the Class A Stock subject to a Nonqualified Stock Option shall be not less than 85% of the Fair Market Value of such stock on the date the Option is granted, as determined by the Committee. Fair Market Value on any date shall mean for the purpose of this Plan the average of the high and low prices of the Class A Stock, as reported in The Wall Street Journal (or if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("Nasdaq") System), or if the Class A Stock is not reported by Nasdaq, the Fair Market Value shall be as determined by the Committee pursuant to Section 422 of the Code.

  (c) Exercise Term. Each Option agreement shall state the period or periods of time within which the Option may be exercised, in whole or in part, which shall be such a period or periods of time as may be determined by the Committee, provided that no Option shall be exercisable after ten years from the date of grant thereof. The Committee or its designee shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and conditions as the Committee or its designee deems appropriate.

  (d) Incentive Stock Options. In the case of an Incentive Stock Option, each Option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such Option as a tax-favored Option (within the meaning of Section 422 of the Code or any amendment or substitute thereto or regulation thereunder) including without limitation, each of the following, except that any of these provisions may be omitted or modified if it is no longer required in order to have an Option qualify as a tax-favored Option within the meaning of Section 422 of the Code or any substitute therefor:

    (i) The aggregate Fair Market Value (determined as of the date the Option is granted) of the Class A Stock with respect to which Incentive Stock Options are first exercisable by any employee during any calendar year (under all plans of the Company) shall not exceed $100,000.

    (ii) No Incentive Stock Options shall be granted to any employee if at the time the Option is granted such employee owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or its subsidiaries unless at the time such Option is granted the Option price is at least 110% of the Fair Market Value of the stock subject to the Option and, by its terms, the Option is not exercisable after the expiration of five years from the date of grant.

    (iii) No Incentive Stock Options shall be exercisable more than three months (or one year, in the case of an employee who dies or becomes disabled within the meaning of Section 22(e)(3) of the Code or any substitute therefor) after termination of employment.

  (e) Substitution of Options. Options may be granted under the Plan from time to time in substitution for stock options held by employees of other corporations who are about to become, and who do concurrently with the grant of such options become, employees of the Company or a subsidiary as a result of a merger or consolidation of the employing corporation with the Company or a subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the subsidiary. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Section 6 to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

7. Date of Grant.

  The date on which an Option shall be deemed to have been granted under the Plan shall be the date of the Committee's authorization of the Option or such later date as may be determined by the Committee at the time the Option is authorized. Notice of the determination shall be given to each individual to whom an Option is so granted within a reasonable time after the date of such grant.

8. Exercise and Payment for Shares.

  Options may be exercised in whole or in part, from time to time, by giving written notice of exercise to the Chief Financial Officer of the Company, specifying the number of shares to be purchased. The purchase price of the shares with respect to which an Option is exercised shall be payable in full with the notice of exercise in cash, Class A Stock at Fair Market Value at the time of exercise, or a combination thereof, as the Committee may determine from time to time and subject to such terms and conditions as may be prescribed by the Committee for such purpose.

9. Rights upon Termination of Employment.

  In the event that an optionee ceases to be an employee of the Company or any subsidiary for any reason other than death, retirement or disability (within the meaning of Section 22(e)(3) of the Code or any substitute therefor), the optionee shall have the right to exercise the Option during its term within a period of three months after such termination to the extent that the Option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee or its designee. In the event that an optionee dies, retires or becomes disabled (within the meaning of Section 22(e)(3) of the Code or any substitute therefor) prior to the expiration of his Option and without having fully exercised his Option, the optionee or his successor shall have the right to exercise the Option during its term within a period of one year after termination of employment due to death, retirement or disability to the extent that the Option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee or its designee. As used in this Section 9, "retirement" means a termination of employment by reason of an optionee's retirement at or after his earliest permissible retirement date pursuant to and in accordance with his employer's regular retirement plan or personnel practices. Notwithstanding the provisions of Section 6(d)(iii) hereof, an Incentive Stock Option may be exercised more than three months after termination of employment due to retirement, as provided in this

Section 9, but in that event, the Option shall lose its status as an Incentive Stock Option and shall be treated as a Nonqualified Stock Option.

10. General Restrictions.

  Each Option granted under the Plan shall be subject to the requirement that if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Class A Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an Option with respect to the disposition of shares of Class A Stock is necessary or desirable as a condition of or in connection with the granting of such Option or the issuance or purchase of shares of Class A Stock thereunder, such Option shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

11. Rights of a Shareholder.

  The recipient of any Option under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder unless and until a certificate for shares of Class A Stock is issued and delivered to him.

12. Right to Terminate Employment.

  Nothing contained in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any optionee the right to continue in the employment of the Company or any subsidiary or affect any right that the Company or any subsidiary may have to terminate the employment of such optionee.

13. Withholding.

  Whenever the Company proposes or is required to issue or transfer shares of Class A Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate for such shares. If and to the extent authorized by the Committee, in its sole discretion, the Committee may require an optionee or permit an optionee, by means of a form of election to be prescribed by the Committee, to have shares of Class A Stock that are acquired upon exercise of an Option withheld by the Company or to tender other shares of Class A Stock or other securities of the Company owned by the optionee to the Company at the time of exercise of an Option to pay the amount of tax that would otherwise be required by law to be withheld by the Company as a result of any exercise of an Option. Any such election shall be subject to the disapproval of the Committee at any time. Any securities so withheld or tendered will be valued by the Committee as of the date of exercise.

14. Non-Assignability.

  (a) Incentive Stock Options. No Option which is an Incentive Stock Option shall be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, such Incentive Stock Option shall be exercisable only by the optionee or by his guardian or legal representative.

  (b) Nonqualified Stock Options. No Option which is a Nonqualified Stock Option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution or by such other means as the Committee may approve, unless such means would be prohibited by Rule 16b-3 under the Exchange Act. During the life of the optionee such Nonqualified Stock Option shall be exercisable only by such person or by such person's guardian or legal representative. Notwithstanding the restrictions set forth above in this
Section 14(b), the Committee or its designee shall have the authority, in its sole discretion, to grant (or to sanction by way of amendment of an existing grant) Nonqualified Stock Options that may be transferred by the optionee during his lifetime to any "family member" of the optionee, which shall include a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, siblings, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the optionee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the optionee) control the management of assets, and any other entity in which these persons (or the optionee) own more than 50% of the voting interests. No Nonqualified Stock Option may be transferred for value. The following transfers are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than 50% of the voting interests are owned by family members (or the optionee) in exchange for an interest in that entity. In the case of a grant, the written documentation containing the terms and conditions of such Nonqualified Stock Option shall state that it is transferable, and in the case of an amendment to an existing grant, such amendment shall be in writing. A Nonqualified Stock Option transferred as contemplated in this Section 14(b) may not be subsequently transferred by the transferee without further Committee approval (except for transfers back to the original optionee) except by will or the laws of descent and distribution and shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant grant. However, the Committee or its designee, in its sole discretion at the time that the transfer is approved, may alter the terms and limitations of the relevant grant and establish such additional terms and conditions as it shall deem appropriate.

15. Non-Uniform Determinations.

  The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Options, the form, amount and timing of such grants, the terms and provisions of Options, and the agreements evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, grants of Options under the Plan whether or not such persons are similarly situated.

16. Adjustments.

  (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Class A Stock covered by each outstanding Option and the number of shares of Class A Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation, expiration or exercise of an Option, as well as the price per share of Class A Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Class A Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Class A Stock, or any other increase or decrease in the number of issued shares of Class A Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class A Stock subject to an Option.

  (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee and give each Option holder the right to exercise his Option as to all or any part of the shares of Class A Stock covered by the Option, including shares as to which the Option would not otherwise be exercisable.

  (c) Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee, in the exercise of its sole discretion, may take such action as it deems desirable, including, but, not limited to: (i) causing an Option to be assumed or an equivalent option to be substituted by such successor corporation or a parent or subsidiary of such successor corporation, (ii) providing that each Option holder shall have the right to exercise his Option as to all of the shares of Class A Stock covered by the Option, including shares as to which the Option would not otherwise be exercisable, or
(iii) declare that an Option shall terminate at a date fixed by the Committee provided that the Option holder is given notice and opportunity prior to such date to exercise that portion of his Option that is currently exercisable.

17. Amendment.

  The Committee may terminate or amend the Plan at any time, except that without shareholder approval the Committee may not (i) materially increase the maximum number of shares that may be issued under the Plan (other than increases pursuant to Section 16 hereof), (ii) materially increase the benefits accruing to participants under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect his rights under an Option previously granted.

18. Conditions upon Issuance of Shares.

  (a) Compliance with Securities Laws. Shares of the Company's Class A Stock shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Class A Stock of the Company may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

  (b) Investment Representations. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Class A Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representation is required by any of the aforementioned relevant provisions of law.

19. Reservation of Shares.

  The Company, during the term of the Plan, will at all times reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

20. Effect on Other Plans.

  Participation in the Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company or any subsidiary. Any Options granted pursuant to the Plan shall not be used in determining the benefits provided under any other plan of the Company or any subsidiary unless specifically provided.

21. Duration of the Plan.

  The Plan shall remain in effect until all Options granted under the Plan have been satisfied by the issuance of shares, but no Option shall be granted more than ten years after the earlier of the date the Plan is adopted by the Company's Board of Directors or is approved by the Company's shareholders.

22. Forfeiture for Dishonesty.

  Notwithstanding anything to the contrary in the Plan, if the Committee finds, by a majority vote, after full consideration of the facts presented on behalf of both the Company and any optionee, that the optionee has been engaged in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of his employment or retention by the Company or any subsidiary that damaged the Company or any subsidiary or that the optionee has disclosed trade secrets of the Company or any subsidiary, the optionee shall forfeit all unexercised Options and all exercised Options with respect to which the Company has not yet delivered the certificates. The decision of the Committee in interpreting and applying the provisions of this Section 22 shall be final. No decision of the Committee, however, shall affect the finality of the discharge or termination of such optionee by the Company or any subsidiary in any manner.

23. No Prohibition on Corporate Action.

  No provision of the Plan shall be construed to prevent the Company or any officer or director thereof from taking any corporate action deemed by the Company or such officer or director to be appropriate or in the Company's best interest, whether or not such action could have an adverse effect on the Plan or any Options granted hereunder, and no optionee or optionee's estate, personal representative or beneficiary shall have any claim against the Company or any officer or director thereof as a result of the taking of such action.

24. Maximum Number Per Participant.

  Notwithstanding anything contained herein to the contrary, the aggregate number of shares of Class A Stock subject to options that may be granted during any calendar year to any individual shall be limited to 150,000 shares of Class A Stock. For purposes of this limitation, if an option is canceled, such canceled option shall continue to be counted during the calendar year of cancellation against the maximum shares for which options may be granted to an individual.

25. Indemnification.

  With respect to the administration of the Plan, the Company shall indemnify each present and future member of the Committee and the Board of Directors against, and each member of the Committee and the Board of Directors shall be entitled without further action on his part to indemnity from the Company for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of, any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee and the Board of Directors, whether or not he continues to be such member at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee and the Board of Directors (i) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Committee or the Board of Directors; or (ii) in respect of any matter in which any settlement is effected for an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee and the Board of Directors unless, within 60 days after institution of any such action, suit or proceeding, he shall have offered the Company in writing the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee and the Board of Directors and shall be in addition to all other rights to which such member may be entitled as a matter of law, contract or otherwise.

26. Miscellaneous Provisions.

  (a) Compliance with Plan Provisions. No optionee or other person shall have any right with respect to the Plan, the Class A Stock reserved for issuance under the Plan or any Option until a written Option agreement shall have been executed by the Company and the optionee and all the terms, conditions and provisions of the Plan and the Option applicable to such optionee (and each person claiming under or through him) have been met.

  (b) Approval of Counsel. In the discretion of the Committee, no shares of Class A Stock, other securities or property of the Company, or other forms of payment shall be issued hereunder with respect to any Option unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

  (c) Compliance with Rule 16b-3. To the extent that Rule 16b-3 under the Exchange Act shall apply to Options granted under the Plan, it is the intent of the Company that the Plan comply in all respects with the requirements of Rule 16b-3, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if the Plan shall not so comply, whether on the date of adoption or by reason of any later amendment to or interpretation of Rule 16b-3, the provisions of the Plan shall be deemed to be automatically amended so as to bring them into full compliance with such rule.

  (d) Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets under the Plan.

  (e) Effects of Acceptance of Option. By accepting any Option or other benefit under the Plan, each optionee and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board of Directors and/or the Committee or its delegates.

  (f) Construction. The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the context so indicates.

27. Shareholder Approval.

  The exercise of any Option granted under the Plan shall be subject to the approval of the Plan by the affirmative vote of a majority of the votes cast by the shareholders voting on the proposal at a duly held meeting of the shareholders of the Company.

                            PMA CAPITAL CORPORATION
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Frederick W. Anton III, Edward H. Owlett and A. John May, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock and Class A Common Stock of PMA Capital Corporation (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 380 Sentry Parkway, Blue Bell, Pennsylvania on Monday, April 26, 1999, at 9 a.m., local time, and at any adjournment thereof.

This proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees for director set forth in item 1 and FOR the proposal in item 2.
(Continued, and to be marked, dated and signed on other side)

PMA CAPITAL CORPORATION
P.O. BOX 11258
NEW YORK, N.Y. 10203-0258

The Board of Directors recommends a vote FOR items 1 and 2.
Item 1 ELECTION OF DIRECTORS

FOR all nominees listed below

WITHHOLD authority to vote for all nominees listed below

*EXCEPTIONS

Nominees: Paul I. Detwiler, Jr., Anne S. Genter, A. John May, Roderick H. Ross, John W. Smithson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions______________________________________________________________

Item 2 Approval of the PMA Capital Corporation 1999 Equity Incentive Plan.


                  FOR               AGAINST          ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

Change of Address and or Comments Mark Here

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Dated:____________,1999


______________________________
          Signature

______________________________
          Signature




Votes must be indicated (x) in Black or Blue ink.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)